UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2022

GLOBAL INDEMNITY GROUP, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-34809	85-2619578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 S. French St., Suite 105 Wilmington, DE	19801
(Address of principal executive offices)	(Zip Code)

(302) 691-6276

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Shares, no par value	GBLI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported in the Current Report on Form 8-K filed on October 26, 2022, Global Indemnity Group, LLC (“GBLI”) and Joseph W. Brown principally agreed to the terms of a Chief Executive Officer Agreement (“CEO Agreement”) on October 21, 2022 setting forth the principal terms of Mr. Brown’s employment as Chief Executive Officer of GBLI. On November 16, 2022, GBLI entered into definitive documentation with Mr. Brown incorporating the agreed-to terms of the CEO Agreement.

The CEO Agreement provides for Mr. Brown’s term of office to run from October 21, 2022 through December 31, 2023 and for an annual base salary of $1,000,000 (“Base Salary”) and a bonus opportunity of $2,000,000, payable in cash by March 15, 2024 (the “Bonus Amount”), subject to Mr. Brown remaining employed with GBLI through December 31, 2023. The CEO Agreement also provides for Mr. Brown’s reimbursement for reasonable work-related lodging, housing and transportation expenses.

The CEO Agreement provides for a grant of 200,000 stock options to acquire GBLI Class A common shares with an exercise price equal to the closing price of GBLI’s Class A common shares on the date of grant. The options vest in four equal tranches as follows: 25% on each of November 1, 2022, February 1, 2023, May 1, 2023 and August 1, 2023 (subject to Mr. Brown remaining employed with the Company through each vesting date), and to the extent vested, are exercisable within 7 years of the grant notwithstanding any earlier termination of employment. The stock options are subject to the terms and conditions for stock options as reflected in the Company’s 2018 Share Incentive Plan and written option agreement.

The CEO Agreement provides that GBLI may terminate Mr. Brown’s employment at any time for any reason. In the event of Mr. Brown’s termination by GBLI other than for “cause” (as defined in the CEO Agreement) and not due to his death or disability, Mr. Brown will receive as severance an aggregate lump-sum cash amount equal to (i) the balance of his Base Salary prorated based on the number of months he served as the Chief Executive Officer of GBLI, and (ii) the Bonus Amount. In addition, if Mr. Brown is terminated without “cause” prior to August 1, 2023, the stock option will accelerate and fully vest. Payment of any severance is contingent upon compliance with the terms in the CEO Agreement, including Mr. Brown’s execution and non-revocation of a general release of claims in favor of GBLI.

The CEO Agreement includes perpetual confidentiality and mutual non-disparagement provisions, and two-year post-termination non-competition and employee and customer non-solicitation provisions.

If the benefits provided for in the CEO Agreement or otherwise payable to Mr. Brown constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and will be subject to the excise tax imposed by Section 4999 thereof, Mr. Brown will receive a payment from GBLI sufficient to pay such excise tax plus an additional amount sufficient to pay the excise tax and other applicable taxes arising from such payment.

The foregoing description of the CEO Agreement does not purport to be complete and is qualified in its entirety by refence to the full text of the CEO Agreement, a copy of which is attached hereto as Exhibit 10.1, which is incorporate herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Chief Executive Officer Agreement dated November 16, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Indemnity Group, LLC

November 22, 2022	By:	/s/ Stephen W. Ries
	Name:	Stephen W. Ries
	Title:	Secretary